UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
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Soliciting Material Pursuant to Rule 14a-12

SCIENTIFIC GAMES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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September 2, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Scientific Games Corporation to be held at 10:00 a.m. on Tuesday, September 28, 2004, at the Metropolitan Club, 1 East 60th Street, New York, New York.

At the Annual Meeting, you will be asked to elect directors and to ratify the appointment of independent accountants. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether you plan to attend in person or not, it is important that your shares be represented and voted at the Annual Meeting. Therefore, regardless of the number of shares you own, please complete, sign, date and mail the enclosed proxy card in the return envelope provided. Most stockholders will also be able to vote by telephone or over the Internet. Please refer to your proxy card to see which options are available to you.

I look forward to seeing you at the Annual Meeting.

Sincerely,

A. Lorne Weil Chairman of the Board

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, NY 10022

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Scientific Games Corporation will be held at 10:00 a.m. on Tuesday, September 28, 2004, at the Metropolitan Club, 1 East 60th Street, New York, New York, for the following purposes:

1.	To elect nine members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending December 31, 2004.

3.	To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not presently aware of any such matter.

Only stockholders of record at the close of business on September 1, 2004 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

Whether you plan to be personally present at the meeting or not, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or, if available to you, submit your proxy by telephone or over the Internet. If you later desire to revoke your proxy, you may do so at any time before it is exercised, in the manner described in the enclosed Proxy Statement.

By Order of the Board of Directors

Martin E. Schloss Vice President, General Counsel and Secretary

Dated: September 2, 2004

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Scientific Games Corporation ("Scientific Games," the "Company," "we" or "us") of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, September 28, 2004, at 10:00 a.m. at the Metropolitan Club, 1 East 60th Street, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning on or about September 3, 2004. The Annual Report for the fiscal year ended December 31, 2003 is also being mailed to stockholders with this Proxy Statement.

Stockholders Entitled to Vote

All stockholders of record at the close of business on September 1, 2004 are entitled to vote at the meeting. At the close of business on September 1, 2004, a total of 87,286,634 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the meeting or by proxy in one of the following three ways:

1.	Vote by Mail: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

2.	Vote by Telephone: Call the toll-free number 1-800-proxies. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the voice prompts.

3.	Vote over the Internet: Go to the website www.voteproxy.com. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in "street" name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy form and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

•	FOR election of the nominated directors (Proposal 1); and

•	FOR ratification of the appointment of the independent accountants (Proposal 2)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

Election of Directors.    Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

Ratification of Independent Accountants.    The proposal to ratify the appointment of the independent accountants requires the affirmative vote of a majority of the votes entitled to be cast in person or by proxy at the meeting.

Effect of Abstentions

If you vote "Abstain" (rather than vote "For" or "Against") with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but will have the effect of a negative vote on matters other than the election of directors.

Effect of Broker Non-Votes

If any broker "non-votes" occur at the meeting with respect to your shares, the broker "non votes" will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. Brokers have discretionary voting power under the rules governing brokers to vote without instructions from the beneficial owner on certain "routine" items such as the election of directors and the ratification of the appointment of independent accountants (Proposals 1 and 2) and, accordingly, your shares may be voted by your broker on Proposals 1 and 2.

SECURITY OWNERSHIP

The following table sets forth certain information as of August 15, 2004 as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of the Named Executive Officers listed in the Summary Compensation Table, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
Name	Number(1)		Percent (1)
Mafco Holdings Inc.	21,915,089	(2)	25.14%
c/o MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, NY 10021
A. Lorne Weil	4,242,731	(3)	4.76%
Peter A. Cohen	1,481426	(4)	1.69%
Colin J. O'Brien	79,020	(5)	*
Ronald O. Perelman	21,916,870	(6)	25.14%
Howard Gittis	11,781		*
Barry F. Schwartz	6,781		*
Eric M. Turner	17,036	(7)	*
Brian G. Wolfson	53,631	(7)	*
Joseph R. Wright, Jr.	-0-		—
Alan J. Zakon	547,974	(8)	*
Martin E. Schloss	378,807	(9)	*
William J. Huntley	111,000	(10)	*
Cliff O. Bickell	106,159	(11)	*
Richard M. Weil(12)	280,675	(12)	*
All directors and executive officers as a group (consisting of 17 persons)(3)(4)(5)(6)(7)(8)(9)(10)(11)	29,328,267	(13)	32.50%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person who has the right to acquire securities within 60 days of August 15, 2004 through the exercise or conversion of an option, warrant or other security is deemed to be the beneficial owner of the securities which may be acquired. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)	Consists of 21,915,089 shares held by SGMS Acquisition Corporation, a holding company owned by Mafco Holdings Inc., whose sole stockholder is Mr. Perelman. A Schedule 13D jointly filed with the SEC by SGMS Acquisition Corporation and Mafco Holdings Inc. on November 26, 2003 sets forth information as of such date with respect to the board of directors and executive officers of such entities. As noted in Amendment No. 1 to such Schedule 13D filed on August 9, 2004, the 21,915,089 shares were issued upon conversion of all of the shares of Series A Convertible Stock held by SGMS Acquisition Corporation.

(3)	Includes 1,934,000 shares issuable upon exercise of stock options held by Mr. Weil. Also includes (a) 214,505 shares held for Mr. Weil's deferred compensation account by a grantor trust established in connection with the Company's deferred compensation plan and (b) 80,000 shares held by The Lorne Weil Charitable Foundation with respect to which Mr. Weil serves as President. Excludes 216,644 shares held by The Lorne Weil 1989 Trust, John Novogrod, Trustee, as to which Mr. Weil disclaims beneficial ownership.

(4)	Includes 50,000 shares issuable upon exercise of a stock option held by Mr. Cohen and 11,400 shares held by members of Mr. Cohen's immediate family. Also includes (a) 1,024,671 shares held by Ramius Securities, LLC (which holdings consist of 774,671 shares and 250,000 shares issuable upon exercise of a warrant) and (b) 262,835 shares held by third party accounts managed by Ramius Securities, LLC. Mr. Cohen is one of three managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC, which is the parent company of Ramius Securities, LLC. Accordingly, Mr. Cohen may be deemed to beneficially own all of the securities held by Ramius Securities, LLC and the third party accounts. Mr. Cohen disclaims beneficial ownership of such securities.

(5)	Includes 50,000 shares issuable upon exercise of a stock option.

(6)	Includes (a) the 21,915,089 shares reported in footnote 2 above which may be deemed to be beneficially owned by Mr. Perelman, the sole stockholder of Mafco Holdings Inc., and (b) 1,781 shares held directly by Mr. Perelman. Mr. Perelman's address is c/o MacAndrews & Forbes Holdings Inc., 35 East 62nd Street, New York, NY 10021.

(7)	Includes 12,500 shares issuable upon exercise of a stock option.

(8)	Includes 137,500 shares issuable upon exercise of stock options.

(9)	Includes 306,084 shares issuable upon exercise of stock options.

(10)	Includes 79,750 shares issuable upon exercise of stock options.

(11)	Includes 92,500 shares issuable upon exercise of stock options.

(12)	Includes 251,000 shares issuable upon exercise of stock options. Richard M. Weil, who is the brother of A. Lorne Weil, left our employment in July 2004. Previously, he served as Vice President of International Business Development.

(13)	Includes (a) 2,827,584 shares issuable upon exercise of stock options and (b) 250,000 shares issuable upon exercise of warrants.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board the nine persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Three of the nominees, Messrs. Ronald O. Perelman, Howard Gittis and Barry F. Schwartz, were designated for election to the Board by Mafco Holdings Inc., our largest stockholder. All of the nominees are presently directors of the Company, and one of the Company's current directors, Alan J. Zakon, will not be standing for re-election at the Annual Meeting.

The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	58	Chairman of the Board, President and Chief Executive Officer(1)	1989
Peter A. Cohen	57	Vice Chairman of the Board(1)	2000
Colin J. O'Brien	65	Director(2)(4)(5)	2000
Ronald O. Perelman	61	Director(1)	2003
Howard Gittis	70	Director(3)(4)	2003
Barry F. Schwartz	55	Director(2)(5)	2003
Eric M. Turner	48	Director(3)(5)	2002
Sir Brian G. Wolfson	69	Director(2)	1988
Joseph R. Wright, Jr.	65	Director(2)(3)(4)	2004

(1) Member of Executive Committee (2) Member of Audit Committee (3) Member of Compensation Committee (4) Member of Nominating and Corporate Governance Committee (5) Member of Compliance Committee

A. Lorne Weil has been Chairman of our Board since October 1991, our Chief Executive Officer since April 1992 and our President since August 1997. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems.

Peter A. Cohen has been Vice Chairman of our Board since February 2003. Mr. Cohen is a founding partner and principal of Ramius Capital Group, LLC, a private investment management firm formed in 1994. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. Mr. Cohen is a director of Portfolio Recovery Associates and Titan Corporation.

Colin J. O'Brien has been Chairman of the Audit Committee of our Board since February 2003. Mr. O'Brien was employed in various positions with Xerox Corporation from February 1992 to January 2001,

including Vice President, Chief Executive Officer of Xerox's New Enterprise Board and Executive Chairman of XESystems, Inc., a subsidiary of Xerox. In 1986, Mr. O'Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Mr. O'Brien served as Chief Executive of Times Fiber Communications, Inc. and President of General Instrument's cable television operations. He has held management positions with Union Carbide in both Canada and Europe. Mr. O'Brien is a director of Document Sciences Corporation.

Ronald O. Perelman has been Chairman and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is Chairman of the Board of Panavision Inc., Revlon Consumer Products Corporation and Revlon, Inc., and a director of REV Holdings LLC and M & F Worldwide Corp.

Howard Gittis has been Vice Chairman & Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and various affiliates since 1985 and has been Chairman, President and Chief Executive Officer of M & F Worldwide Corp. since 2000. Prior to joining MacAndrews & Forbes, Mr. Gittis was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen where he had served as Chairman of the Executive Committee. Mr. Gittis is a director of Jones Apparel Group, Inc., M & F Worldwide Corp., Panavision Inc. and Revlon, Inc.

Barry F. Schwartz has been Executive Vice President and General Counsel of MacAndrews & Forbes Holdings Inc. and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. Prior to joining MacAndrews & Forbes, Mr. Schwartz was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen. Mr. Schwartz is a director of REV Holdings LLC and Revlon Consumer Products Corporation.

Eric M. Turner served as Senior Vice President of State Street Corporation, a financial services company, from 1996 to 2003. Mr. Turner was the executive director of the Massachusetts State Lottery Commission from 1992 to 1995. During his time at the Lottery Commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of 46 North American lotteries. In 1991, Mr. Turner served as Deputy Treasurer of the Office of the State Treasurer of Massachusetts. Prior to that time, he was employed with Drexel Burnham Lambert for approximately 7 years, last serving as Corporate Vice President, Municipal Finance Department, from 1989 to 1990.

Sir Brian G. Wolfson served as Chairman of Wembley plc, a United Kingdom company involved in the sports and entertainment industries, from 1987 to May 1995, and as Deputy Chairman of Wembley from May 1995 to September 1995. Sir Brian is Chairman of the Board of Kepner-Tregoe Inc. and Natural Health Trends Corp.

Joseph R. Wright, Jr. has been President and Chief Executive Officer of PanAmSat Corporation, a provider of global video and data broadcast services via satellite, since August 2001. Mr. Wright was the President of Terremark Worldwide, Inc. from March 2000 to August 2001 and was the Chairman of GRC International, Inc. from 1996 to March 2000. He was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan's Cabinet as Director of the White House Office of Management and Budget (OMB) from 1988 to 1989 and was Deputy Director of OMB from 1982 to 1988. Mr. Wright is a director of AT&T Government Solutions, Titan Corporation, Proxim Corporation, Terremark Worldwide, Inc. and Verso Technologies.

Designees of Mafco Holdings Inc.

Messrs. Perelman, Gittis and Schwartz were designated for election to the Board by Mafco Holdings Inc., our largest stockholder, pursuant to its rights under a Stockholders' Agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002 and by an agreement dated October 10, 2003. The Stockholders' Agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of the Preferred Stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of Preferred Stock or the common stock issued upon conversion thereof. All of the Preferred Stock was converted into common stock in August 2004. Mafco, which owned approximately

92% of the Preferred Stock prior to conversion and owns approximately 25% of our outstanding common stock following conversion, has the right to designate up to four directors based on its level of share ownership. Under a letter dated October 30, 3003, Mafco waived its right to designate one of the four directors it could otherwise have designated through the date of this annual meeting provided that we agreed to use our best efforts to have Mr. Cohen nominated for election at the meeting. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NINE NOMINEES.

Information about the Board of Directors and Committees

Director Independence.    The Board adopted Directors Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, to be made annually, helps assure the quality of the Board's oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

(1)	the director has been employed by the Company at any time within the past three years;

(2)	the director has an immediate family member who has been employed as an executive officer of the Company at any time within the past three years;

(3)	the director or an immediate family member of the director has received in excess of $60,000 in the current or any of the past three years other than for Board or Board Committee service, payments arising from investments in the Company's securities or, in the case of the family member, as compensation for employment in a non-executive position;

(4)	the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization which made payments to, or received payments from, the Company in the current or in any of the past three years that exceed the greater of 5% of the recipient's consolidated gross revenues or $200,000;

(5)	the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)	the director or an immediate family member of the director is a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

The Board has determined that Messrs. Cohen, O'Brien, Perelman, Gittis, Schwartz, Turner, Wolfson and Wright qualify as independent under the rules of the Nasdaq Stock Market.

Board Meetings.    The Board of Directors held a total of six meetings during fiscal 2003. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held while they were directors) and (ii) the total number of meetings held by all Committees of the Board on which they served (during the periods that they served).

Board Committees.    The Board of Directors has five Committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating and Corporate Governance Committee and the Compliance Committee. All Committees are comprised solely of independent directors with the exception of the Executive Committee. The Board has approved charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee which can be accessed through the Corporate Governance link on our website at www.scientificgames.com. A copy of the Audit Committee charter is also attached as Appendix A to this Proxy Statement.

Audit Committee.    The Audit Committee currently consists of Colin J. O'Brien (Chairman), Barry F. Schwartz, Sir Brian G. Wolfson and Joseph R. Wright, Jr. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market and that Mr. O'Brien qualifies as an audit committee financial expert under the rules of the SEC. The Audit Committee hires the Company's independent accountants and is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent accountants, the Company's internal accounting controls, the annual financial statements, the report and recommendations of the independent accountants, the scope of the audit, and the qualifications and independence of the auditors. The report of the Audit Committee is set forth later in this Proxy Statement. The Audit Committee held nine meetings during fiscal 2003.

Compensation Committee.    The Compensation Committee currently consists of Howard Gittis (Chairman), Eric M. Turner and Joseph R. Wright, Jr. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the stock option plans and the executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans, stock option plans and executive compensation plans. The report of the Compensation Committee is set forth later in this Proxy Statement. The Compensation Committee held eight meetings during fiscal 2003.

Executive Committee.    The Executive Committee currently consists of A. Lorne Weil (Chairman), Peter A. Cohen and Ronald O. Perelman. The Executive Committee is authorized to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board, subject to Delaware law. The Executive Committee held two meetings during fiscal 2003.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Joseph R. Wright, Jr. (Chairman), Howard Gittis and Colin J. O'Brien. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and committees of the Board and developing corporate governance guidelines. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. The Committee will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. A stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary at least 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. In prior years, candidates have been identified through recommendations from directors, the Chief Executive Officer and other third parties. The Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future. The Committee held one meeting during fiscal 2003.

Compliance Committee.    The Compliance Committee, which was established in February 2004, currently consists of Eric M. Turner (Chairman), Colin J. O'Brien and Barry F. Schwartz. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee is responsible for overseeing the Company's regulatory compliance program and receiving any attorney reports required under Sarbanes-Oxley with respect to material legal violations. Prior to the creation of this Board Committee, the regulatory compliance program was overseen by a committee of the Company whose members included directors and non-directors.

Stockholder Communications with Directors.    Stockholders may communicate with the Board of Directors or an individual director by sending a letter to the Board or a director's attention care of the Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York, 10022. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

Attendance at Stockholders' Meetings.    The Company encourages directors to attend the annual stockholders' meeting. Last year, Messrs. Weil, Cohen, O'Brien, Turner and Zakon attended the annual meeting.

Directors' Compensation

Directors who are not employees of the Company receive the following compensation:

(1)	Cash Retainers:

(a)    an annual retainer of $30,000;
(b)    an additional annual retainer of $25,000 for Committee Chairs; and
(c)    an additional annual retainer of $75,000 for the Vice Chair of the Board.

Prior to September 2004, directors were also paid an annual retainer of $15,000 for serving on the Executive Committee.

(2)	Meeting Fees:

(a)	Board Meetings — a meeting fee of $2,000 for each Board meeting attended in person, and $500 if attended by telephone conference call; and

(b)	Committee Meetings — a meeting fee of $1,000 for each Committee meeting attended in person that is held on a day other than one on which a Board meeting is held, and $500 if held on the same day as a Board meeting or if attended by telephone conference call.

(3)	Stock Awards:

(a)	Restricted Stock — an annual grant of restricted stock at the beginning of each fiscal year having an aggregate fair market value of $30,000 for each director who attended at least 75% of the total number of meetings held by the Board and Committees on which the director served in the prior year; and

(b)	Stock Option — upon becoming a director, and on the fifth anniversary of the director's election to the Board, a stock option to purchase 50,000 shares at a price equal to the fair market value of our common stock on the date of grant.

The restricted stock granted to non-employee directors vests in three equal annual installments, one-third of the total on each of the first, second and third anniversaries of the date of grant, and the options granted to non-employee directors become exercisable in four equal annual installments, one-quarter of the total on each of the first, second, third and fourth anniversaries of the date of grant, and expire not later than the tenth anniversary of the date of grant. These awards vest in full if a director ceases to serve as a director due to death, disability, retirement or the failure to be re-elected to the Board.

Mr. Weil, the only director who is employed by the Company, does not receive any additional compensation for his services as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid by us and our subsidiaries to our Chief Executive Officer and the four other highest paid executive officers in fiscal 2003 (collectively, the "Named Executive Officers") for services rendered for the fiscal years ended December 31, 2001, 2002 and 2003.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)		Securities Underlying Options (#)	All Other Compensation(3)
A. Lorne Weil	2003	$790,958	$1,000,000	$378,692	(4)	1,150,0000	$19,660	(5)
President and	2002	767,176	767,176	98,142	(6)	479,000	19,660	(7)
Chief Executive Officer	2001	754,500	754,500	11,120	(8)	261,000	18,160	(9)
Martin E. Schloss	2003	316,383	154,237	—		51,000	10,855	(5)
Vice President,	2002	306,870	153,436	12,911	(6)	24,000	10,828	(7)
General Counsel and Secretary	2001	301,844	139,583	1,462	(8)	46,000	9,310	(9)
William J. Huntley	2003	300,000	150,000	—		78,000	6,810	(5)
President, Systems Division	2002	300,000	150,000	4,967	(6)	23,000	62,802	(7)
of Scientific Games International, Inc.	2001	275,000	136,585	563	(8)	96,000	5,993	(9)
Cliff O. Bickell	2003	300,000	150,000	—		78,000	6,810	(5)
President, Printed Products Division	2002	287,500	143,751	—		23,000	6,276	(7)
of Scientific Games International, Inc.	2001	275,000	64,240	—		42,000	5,993	(9)
Richard M. Weil (10)	2003	273,000	136,500	—		58,000	10,738	(5)
Former Vice President of International	2002	260,000	130,000	14,792	(6)	20,000	10,704	(7)
Business Development	2001	225,000	111,375	1,677	(8)	89,000	9,106	(9)

(1)	See "Report of the Compensation Committee," which describes performance-based bonuses awarded to the Named Executive Officers under our management incentive compensation program. The amounts indicated represent bonuses earned with respect to the fiscal year, which were paid or deferred (under our deferred compensation plan) in the following year.

(2)	The number and value of the aggregate restricted stock held by the Named Executive Officers as of December 31, 2003 were as follows: Mr. L. Weil, 179,092 shares with a value of $3,039,191; Mr. Schloss, 17,219 shares with a value of $292,206; Mr. Huntley, 6,623 shares with a value of $112,392; and Mr. R. Weil, 19,726 shares with a value of $334,750. The value was determined by multiplying the number of shares held on December 31, 2003 by $16.97, the closing price on that day.

(3)	In accordance with SEC rules, amounts related to personal benefits, including automobile allowances, have been omitted, since such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.

(4)	The amount indicated represents the grant date value of the 48,241 shares of restricted stock granted to Mr. Weil on June 23, 2003 in connection with his new employment agreement. The value was calculated by multiplying the number of shares by $7.85, the closing price on the grant date.

(5)	The amounts indicated as All Other Compensation for fiscal 2003 consist of the following:

(i)	Employer contributions to defined contribution retirement plan: Mr. L. Weil, $10,000; Mr. Schloss, $10,000; Mr. Huntley, $6,000; Mr. Bickell, $6,000; and Mr. R. Weil, $10,000.

(ii)	Insurance premiums paid for individual life insurance coverage: Mr. L. Weil, $8,400.

(iii)	Insurance premiums paid for group term life insurance coverage: Mr. L. Weil, $1,260; Mr. Schloss, $855; Mr. Huntley, $810; Mr. Bickell, $810; and Mr. R. Weil, $738.

(6)	The amounts indicated as restricted stock awards for 2002 represent the grant date value of the awards of "performance accelerated restricted stock" granted on May 24, 2002 to the named executives. The value of each award was calculated by multiplying the units subject to the award by $8.25, the closing price on the grant date.

(7)	The amounts indicated as All Other Compensation for fiscal 2002 consist of the following:

(i)	Employer contributions to defined contribution retirement plan: Mr. L. Weil, $10,000; Mr. Schloss, $10,000; Mr. Huntley, $5,500; Mr. Bickell, $5,500; and Mr. R. Weil, $10,000.

(ii)	Insurance premiums paid for individual life insurance coverage: Mr. L. Weil, $8,400.

(iii)	Insurance premiums paid for group term life insurance coverage: Mr. L. Weil, $1,260; Mr. Schloss, $828; Mr. Huntley, $810; Mr. Bickell, $776; and Mr. R. Weil, $704.

(iv)	Relocation amounts: Mr. Huntley, $56,492, consisting of payments of $31,786 and tax reimbursement of $24,706.

(8)	The amounts indicated as restricted stock awards for 2001 represent the grant date value of the awards of "performance accelerated restricted stock" granted on May 25, 2001 to the named executives. The value of each award was calculated by multiplying the units subject to the award by $4.30, the closing price on the grant date.

(9)	The amounts indicated as All Other Compensation for fiscal 2001 consist of the following:

(i)	Employer contributions to defined contribution retirement plan: Mr. L. Weil, $8,500; Mr. Schloss, $8,500; Mr. Huntley, $5,250; Mr. Bickell, $5,250; and Mr. R. Weil, $8,500.

(ii)	Insurance premiums paid for individual life insurance coverage: Mr. L. Weil, $8,400.

(iii)	Insurance premiums paid for group term life insurance coverage: Mr. L. Weil, $1,260; Mr. Schloss, $810; Mr. Huntley, $743; Mr. Bickell, $743; and Mr. R. Weil, $606.

(10)	Richard M. Weil, the brother of A. Lorne Weil, left our employment in July 2004. Previously, he served as Vice President of International Business Development.

Option Grants in Fiscal 2003

The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2003.

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (4)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees In Fiscal Year	Exercise Price(3) ($/Share)	Expiration Date
						5% ($)	10% ($)
A. Lorne Weil	600,000	(1)	23.69%	$5.13	02-27-10	$1,253,634	$2,921,718
A. Lorne Weil	400,000	(1)	15.79%	7.96	06-23-10	1,297,406	3,023,956
A. Lorne Weil	150,000	(2)	5.92%	15.96	12-07-13	1,506,616	3,818,663
Martin E. Schloss	51,000	(2)	2.01%	15.96	12-07-13	512,250	1,298,345
William J. Huntley	78,000	(2)	3.08%	15.96	12-07-13	783,441	1,985,705
Cliff O. Bickell	78,000	(2)	3.08%	15.96	12-07-13	783,441	1,985,705
Richard M. Weil(5)	58,000	(2)	2.29%	15.96	12-07-13	582,558	1,476,550

(1)	These options to purchase a total of 1 million shares were granted in connection with Mr. Weil's new employment agreement. Each option may be exercised six months after grant, but shares representing the "profit" upon any exercise will be non-transferable until the third anniversary of the grant date. The restrictions on the "profit" shares were scheduled to lapse three months prior to the seventh anniversary of the grant date, but will lapse on such earlier date due to the achievement of the stock price performance goals established under the option agreements.

(2)	These options were granted under our management incentive compensation program. Each option becomes exercisable in five equal installments, one-fifth of the total on each of the first, second, third, fourth and fifth anniversaries of the date of grant, or in full upon a change in control. In the event a holder's employment is terminated under certain circumstances, his option may become fully vested and exercisable pursuant to his employment agreement with us (see "Employment Agreements").

(3)	The exercise price of the options is equal to the fair market value of our common stock on the date of grant.

(4)	The dollar amounts under these columns are based upon calculations using assumed rates of appreciation set by the SEC and are not intended to forecast possible future appreciation of our stock price.

(5)	The option granted to Richard M. Weil accelerated in full as of July 2, 2004, his last day of employment, pursuant to the terms of his severance agreement with us (see "Severance Agreement"). Such option may be exercised for a period of 90 days following termination.

Aggregated Option Exercises in Fiscal 2003 and Year-End Option Values

The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during the fiscal year ended December 31, 2003 and the year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Dec. 31, 2003 #		Value of Unexercised In-the-Money Options at Dec. 31, 2003(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
A. Lorne Weil	336,000	$4,997,740	2,465,250	867,750	$30,765,708	$8,733,013
Martin E. Schloss	29,750	288,153	320,250	92,000	4,714,658	524,975
William J. Huntley	176,000	2,293,498	228,250	180,750	2,967,833	1,291,863
Cliff O. Bickell	45,000	378,550	94,250	153,750	1,226,378	1,025,373
Richard M. Weil	80,000	1,040,950	184,500	117,500	2,462,890	699,370

(1)	Amounts are based on the difference between the closing price of our common stock on December 31, 2003 ($16.97) and the exercise price.

Supplemental Executive Retirement Plan

We adopted a Supplemental Executive Retirement Plan, or "SERP," in order to provide supplemental retirement benefits for our senior executives. The SERP provides for retirement benefits according to a formula based on each participant's years of service and average rate of compensation. Payments under the SERP will commence upon a participant's termination of employment after reaching the age of at least 55 and having at least 10 years of full-time employment with us. The annual retirement benefit will be an amount equal to 3% of the participant's average compensation for the three highest consecutive calendar years in the last ten years before termination of employment, multiplied by the participant's years of full-time employment with us up to a maximum of 15 years. Accordingly, the maximum annual payment under the SERP would be 45% of a participant's highest average annual compensation. A participant may receive a total of 15 annual payments in that amount, or may elect to receive the discounted present value of those 15 annual payments in equal installments over a period of 5 or 10 years or in a single lump sum. The date for payment of benefits may be accelerated in the event of a participant's death or total permanent disability, and certain additional provisions will apply in the event of a change of control. For example, a participant whose highest average annual compensation is $500,000 and who is credited with at least 15 years of full-time employment with us would receive 15 annual payments of $225,000 under the SERP. If their highest average compensation were equivalent to their fiscal 2003 compensation, the Named Executive Officers who are participants in the SERP would be expected to receive annual retirement benefits for 15 years in the following estimated amounts, assuming their retirement after at least 15 years of service: A. Lorne Weil, $806,000; Martin E. Schloss, $212,000; and William J. Huntley, $203,000. These amounts would be subject to an offset for Social Security benefits. Messrs. Weil, Schloss and Huntley have 13, 11 and 30 years of credited service, respectively, under the SERP.

Deferred Compensation Plan

We have a non-qualified deferred compensation plan that enables our executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of the cash bonus that may be awarded under our management incentive compensation program. The plan also enables our non-employee directors to defer receipt of up to 100% of the fees and other cash compensation payable for director services. Accounts are maintained for each of the participants, who elect to have their accounts mirror the performance of investment options that we may offer from time to time. It is intended that amounts deferred under the plan will not be subject to any federal and, in most cases, state and local income taxes until participants receive payment from the plan. Unless participants elect to extend a deferral period, deferrals and related earnings will be paid as soon as practicable following the end of the deferral period. Accounts may be distributed prior to that date if a participant leaves the Company, dies or becomes disabled, if there is a change in control, if we terminate the plan or, under extremely limited circumstances, in the event of an "unforeseeable emergency."

Employment Agreements

A. Lorne Weil.    Mr. Weil serves as our Chairman, President and Chief Executive Officer pursuant to an amended and restated employment agreement dated as of February 28, 2003. Under the agreement, Mr. Weil is paid a base salary of approximately $816,000, which will be increased to $1 million on January 1, 2005 (subject to further increases on each January 1 thereafter to reflect increases, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area). Mr. Weil also has the opportunity annually to earn up to $1 million as incentive compensation under our management incentive compensation program in each fiscal year through 2005 and thereafter by the amount equal to his base salary for the fiscal year. The agreement has a term of employment ending December 31, 2007, which extends automatically for an additional year on December 31, 2007 and on each succeeding December 31 thereafter unless written notice is given by us or by Mr. Weil prior to the June 30 preceding the date upon which such extension would become effective. Under the agreement, Mr. Weil is entitled to participate in the SERP with an annual retirement benefit equal to approximately $738,000 in the case of a termination qualifying for benefits during 2004, which amount will be increased by $40,000 (plus an amount for inflation on the increased benefit) on each December 31 in the period 2004 to 2007, if he remains employed at that date. This benefit replaces the amount that would otherwise be calculated or payable under the SERP which is based on average highest compensation for three consecutive years.

In the event Mr. Weil's employment is terminated by us without "cause" (which includes our election not to extend the term), or by Mr. Weil for "good reason" (which includes Mr. Weil's election not to extend the term and the failure to agree to the terms of his continued employment), or by reason of "total disability" (as such terms are defined in the employment agreement), Mr. Weil will be entitled to receive the following: (a) cash severance in a lump sum equal to three times a "severance base amount" of $1,806,000, which will be adjusted for inflation on each January 1 in the period 2004 to 2007 based on the increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area; (b) his SERP benefit; (c) a pro rata annual incentive amount for the year of termination; (d) full vesting of stock options held at termination, which will remain exercisable until the scheduled expiration dates of such options; (e) full vesting and settlement of all deferred stock and other equity-based awards held at termination; (f) continued participation in certain employee benefit plans for a period of three years after termination other than due to "total disability," in which case the period shall be until age 65, or, if such plans do not allow continuation, a payment in lieu of such benefits; and (g) a payment to fund any excise tax that may be imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, as well as an amount to fund any taxes payable with respect to such payment by us. If Mr. Weil's employment terminates due to retirement or death, Mr. Weil will be entitled to receive the following: (a) the SERP benefit; (b) a pro rata annual incentive amount for the year of termination; (c) full vesting of stock options held at termination, which will remain exercisable until the earlier of the third anniversary of the date of termination and the scheduled expiration dates of such options; and (d) full vesting and settlement of all deferred stock and other equity-based awards held at termination.

Martin E. Schloss.    Mr. Schloss serves as our Vice President, General Counsel and Secretary pursuant to an employment agreement dated November 1, 2002 and currently receives a base salary of $350,000 (subject to increases on each January 1 to reflect increases, if any, in the Consumer Price Index for the Greater New York area). The agreement has a term of employment ending December 31, 2004, which extends automatically for an additional year on December 31, 2004 and on each succeeding December 31 thereafter unless written notice is given by us or by Mr. Schloss prior to the September 30 preceding the date upon which such extension would become effective. Under the agreement, Mr. Schloss has the opportunity annually to earn incentive compensation under our management incentive compensation program and to participate in the SERP with a retirement benefit that is equal to the greater of (i) the amount calculated under the SERP and (ii) the amount equal to his then-current base salary plus a bonus amount calculated by multiplying his then-current base salary by the average highest percentage of incentive compensation relative to base salary that he received for three consecutive years. In the event Mr. Schloss's employment is terminated by us without "cause" (which includes our election not to extend the term), or by Mr. Schloss for "good reason," or by reason of "total disability" (as such terms are defined in the employment agreement), Mr. Schloss will be entitled to receive the following: (a) cash severance in a lump sum equal to the sum of his then current base salary and an incentive amount equal to the higher of the average annual incentive compensation paid for the prior three years and the amount payable upon achievement of maximum performance targets for the year of termination; (b) his SERP benefit with credit for five additional years of service; (c) full vesting of stock options held at termination; (d) full vesting and settlement of all deferred stock held at termination; and (e) continued participation in certain employee benefit plans for a period of three years after termination other than due to "total disability," in which case the period shall be until age 65, or, if such plans do not allow continuation, a payment in lieu of such benefits.

In the event Mr. Schloss's employment is terminated without "cause" or for "good reason" and the termination occurs at the time of, within two years after, or in anticipation of, a "change in control," he will be entitled to receive the following: (a) cash severance in a lump sum equal to the three times the sum of his then-current base salary and an incentive amount equal to the higher of the average annual incentive compensation paid for the prior three years and the amount payable upon achievement of maximum performance targets for the year of termination; (b) his SERP benefit with credit for five additional years of service; (c) a pro rata annual incentive amount for the year of termination; (d) full vesting of stock options held at termination; and (e) full vesting and settlement of all deferred stock held at termination; and (f) a payment to fund any excise tax that may be imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, as well as an amount to fund any taxes payable with respect to such payment by us. If Mr. Schloss's employment terminates due to retirement or death, he will be entitled to receive the following: (a) the SERP benefit; (b) a pro rata annual incentive amount for the year of termination; (c) full vesting of stock options held at termination; and (d) full vesting and settlement of all deferred stock held at termination.

William J. Huntley.    Mr. Huntley serves as President of the Systems Division of Scientific Games International, Inc. pursuant to an Employment and Severance Benefits Agreement dated September 6, 2000 and currently receives a base salary of $450,000, which was increased to such rate effective May 1, 2004. The agreement has a term of employment ending September 5, 2004, which extends automatically for an additional year on September 5, 2004 and on each succeeding September 5 thereafter unless written notice is given by us or by Mr. Huntley at least 30 days prior to the date upon which such extension would become effective. Under the agreement, Mr. Huntley receives a transportation allowance of $16,000 and has the opportunity to receive an annual cash bonus and an annual grant of stock options in amounts commensurate with, and based on substantially the same criteria as, those awarded to our executive officers. In the event Mr. Huntley's employment is terminated by us without cause or in the event of a constructive termination, Mr. Huntley will be entitled to receive the following: (a) a sum each month for a period of one year after termination equal to one-twelfth of the highest annual rate of base salary plus bonus paid during the twenty-four month period preceding the date of termination; (b) a pro rata bonus for the year of termination; and (c) continued participation in certain employee benefit plans for a period of time not to exceed the period in which severance is being paid, and if such plans do not allow continuation and we are unable to obtain substantially similar benefits, payment in lieu of such benefits. If Mr. Huntley's employment is terminated due to disability, he will be entitled to receive a pro rata bonus for the year of termination and to continue to receive all disability, life and medical insurance benefits for a period of twelve months as well as his base salary for such period (to the extent payments under our disability plan do not cover 100% of base salary); and in the event of Mr. Huntley's death, his beneficiary will be paid a lump sum payment equal to six months of base salary and a pro rata bonus for the year of termination.

Cliff O. Bickell.    Mr. Bickell serves as President of the Printed Products Division of Scientific Games International, Inc. pursuant to an Employment and Severance Benefits Agreement dated September 6, 2000 and currently receives a base salary of $375,000, which was increased to such rate effective January 1, 2004. The agreement has a term of employment ending September 5, 2004, which extends automatically for an additional year on September 5, 2004 and on each succeeding September 5 thereafter unless written notice is given by us or by Mr. Bickell at least 30 days prior to the date upon which such extension would become effective. Under the agreement, Mr. Bickell receives a transportation allowance of $16,000 and has the opportunity to receive an annual cash bonus and an annual grant of stock options in amounts commensurate with, and based on substantially the same criteria as, those awarded to our executive officers. In the event Mr. Bickell's employment is terminated by us without cause or in the event of a constructive termination, Mr. Bickell will be entitled to receive the following: (a) a sum each month for a period of one year after termination equal to one-twelfth of the highest annual rate of base salary plus bonus paid during the twenty-four month period preceding the date of termination; (b) a pro rata bonus for the year of termination; and (c) continued participation in certain employee benefit plans for a period of time not to exceed the period in which severance is being paid, and if such plans do not allow continuation and we are unable to obtain substantially similar benefits, payment in lieu of such benefits. If Mr. Bickell's employment is terminated due to disability, he will be entitled to receive a pro rata bonus for the year of termination and to continue to receive all disability, life and medical insurance benefits for a period of twelve months as well as his base salary for such period (to the extent payments under our disability plan do not cover 100% of base salary); and in the event of Mr. Bickell's death, his beneficiary will be paid a lump sum payment equal to six months of base salary and a pro rata bonus for the year of termination.

Severance Agreement

Richard M. Weil.    We entered into a severance agreement with Richard M. Weil pursuant to which Mr. Weil, who had been employed as Vice President of International Business Development under an employment agreement dated January 1, 2003, left our employment in July 2004. Under the severance agreement, Mr. Weil received: (a) cash severance of $498,100; (b) a payment of $1,705,000 in lieu of any payments or benefits under the SERP; (c) vesting of stock options, which can be exercised for a period of 90 days following employment; (d) vesting of deferred stock; and (e) medical, life insurance and disability benefits coverage for a period of three years. All previous arrangements between us and Mr. Weil were terminated upon execution of the severance agreement, including under his employment agreement, except for certain provisions relating to such matters as confidentiality and competition and rights to indemnification.

Change in Control Agreements

We entered into a Change in Control Agreement dated November 1, 1997 with various executives including Messrs. Schloss and Huntley, which in the case of Mr. Schloss has been superceded by his current employment agreement. The Change in Control Agreement has a term ending on October 31, 2004, which extends automatically for an additional year on October 31, 2004 and on each succeeding October 31 thereafter unless written notice is given prior to the April 30 preceding the date upon which such extension would become effective. Pursuant to the agreement, if we terminate the employment of an executive without "cause" or the executive terminates his employment for "good reason," at the time of or within two years following a "change in control" (as such terms are defined in the agreements), such executive will be entitled to receive the following: (a) cash severance in a lump sum equal to two times the sum of his then current base salary and the higher of the average annual incentive compensation paid to him for the three prior years, and the amount payable to him upon achievement of the target level of performance for the year of termination; (b) a pro rata annual incentive amount for the year of termination; (c) full vesting of stock options held at termination, and any options which were granted on or after November 1, 1997 (the effective date of the agreement) or, if previously granted, were not "in the money" on such effective date, will remain exercisable until the earlier of 36 months after termination and the scheduled expiration date of such options; (d) full vesting and settlement of all deferred stock held at termination; and (e) continued participation in certain employee benefit plans until the earliest of 18 months, the date equivalent benefits are provided by a subsequent employer, and age 65, or, if such plans do not allow continuation, payment in lieu of such benefits. The agreements also provide that if the executive's employment is terminated without "cause" and he is not entitled to the severance described above, he will be entitled to receive a lump sum cash payment equal to his then current base salary.

Certain Relationships and Related Transactions

Under a letter dated March 8, 2004, we engaged Ramius Securities, LLC ("Ramius") to act as a financial advisor on a non-exclusive basis in connection with certain acquisition, investment or financing transactions. If Ramius provides services with respect to a transaction which is consummated by us during the duration of the engagement letter or within 12 months thereafter, Ramius would receive a fee equal to 1%, or such other percentage (not to exceed customary amounts) as may be mutually agreed upon by the parties, of the acquisition consideration or other transaction value. The Company may engage a co-advisor or advisors in addition to Ramius for any transaction, in which case any fee to Ramius would be reduced by the fees of such co-advisor or advisors (provided that Ramius would receive a fee representing the relative value of its services as reasonably determined by us). We may also reasonably determine not to engage Ramius for any transaction, in which case Ramius would receive no fee. The engagement letter provides that Ramius would be entitled to reimbursement of reasonable out-of-pocket expenses (not to exceed $50,000 in any year unless previously approved by the Company) and contains certain customary indemnification and other provisions. The engagement letter continues for a period of three years, subject to earlier termination by either Ramius or the Company on 30 days' notice. Peter A. Cohen, a director of the Company, is the President of Ramius and a principal of Ramius' parent company, Ramius Capital Group, LLC.

Under a letter agreement dated October 10, 2003, we agreed to reimburse Mafco Holdings Inc. ("Mafco") $1,000,000 of the expenses it incurred in connection with its purchase of approximately 92% of the then outstanding shares of our Series A Convertible Preferred Stock from Cirmatica Gaming, S.A. and we agreed to continue to pay the quarterly dividends on the Preferred Stock in kind, rather than in cash, through December 31, 2003. The letter agreement also provides for an approximately 13-month extension of the standstill provision under the Stockholders' Agreement dated September 6, 2000, which, subject to certain exceptions, will prohibit Mafco from acquiring beneficial ownership of more than 45% of our stock prior to October 10, 2005 and from soliciting proxies prior to October 10, 2004. In addition, the letter agreement reduced the ownership thresholds under the Stockholders' Agreement that would otherwise have been required to be maintained in order to designate directors to our Board. The threshold for designating four directors was reduced from 22.5% to 20%, the threshold for designating three directors was reduced from 17.5% to 16%, the threshold for designating two directors was reduced from 10% to 9% and the threshold for designating one director was reduced from 5% to 4.6%. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future. The closing of the transaction between Mafco and Cirmatica occurred on November 19, 2003, whereupon Ronald O. Perelman, Howard Gittis and Barry F. Schwartz, designees of Mafco, replaced Antonio Belloni, Rosario Bifulco and Michael Immordino, designees of Cirmatica, as members of our Board. Mr. Perelman is Chairman, Chief Executive Officer and the sole stockholder of Mafco, Mr. Gittis is Vice Chairman of Mafco and Mr. Schwartz is Executive Vice President and General Counsel of Mafco.

Luke Weil, the son of A. Lorne Weil, has served as a full-time consultant to Business Strategies & Insight, L.L.C. ("BSI") since November 2003. BSI is a public affairs consulting firm that has assisted us since 2001 in strategic planning relating to our business with governmental customers, both domestically and overseas. For the year ended December 31, 2003, we paid BSI an aggregate of $302,500 in retainers and project fees and reimbursed them for approximately $61,000 of out-of-pocket expenses. For the period January 1 through July 1, 2004, we paid BSI an aggregate of $355,570 in respect of retainers and project fees and reimbursed them for approximately $68,000 of out-of-pocket expenses. Luke Weil is currently compensated by BSI at a rate of $5,000 per month. Mr. Weil devotes the majority of his time at BSI to the Scientific Games account.

During 2003, we engaged the services of Lancio Partners, a marketing firm, for a fee of $80,000 to assist us in the re-branding of our racing business from Autotote to Scientific Games. Sarah Bresnahan, the president and owner of Lancio Partners, is the sister of Sally L. Conkright, Vice President of Organizational Development for the Company.

Eric Pullman, the brother-in-law of Martin E. Schloss, the Company's General Counsel, is employed as Director of Business Development for Autotote Enterprises, our Connecticut OTB business.

Mr. Pullman, who assumed this position in April 2003, receives a base salary of $125,000 and has the opportunity to receive a year-end bonus of up to 35% of his base salary. Mr. Pullman previously provided consulting services to the Company for approximately 12 months at a monthly rate of $12,500.

Rick Balanetsky, the brother-in-law of DeWayne E. Laird, the Company's Chief Financial Officer, worked as a computer consultant for us during 2003 for which he received approximately $86,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership on Form 3 and reports of changes in their ownership on Forms 4 and 5 with the Securities and Exchange Commission ("SEC"). Based solely on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe that all filing requirements applicable to our officers, directors and ten percent holders were complied with during fiscal 2003, except that late Form 4 filings were made by: (a) Cliff Bickell with respect to an option exercise on February 13, 2003, (b) A. Lorne Weil with respect to a cashless exercise of a warrant on April 29, 2003 and with respect to a stock option grant on December 8, 2003, (c) Brooks Pierce with respect to an option exercise on March 25, 2003, sales on March 28, 2003 and April 1, 2003, and with respect to an option grant on December 8, 2003 and (d) Brian Wolfson with respect to an option grant on June 23, 2003. In addition, three former directors, Antonio Belloni, Rosario Bifulco and Larry Lawrence, each filed a late Form 4 with respect to a grant of restricted stock on January 2, 2003.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2003 were Alan J. Zakon, Colin J. O'Brien, Howard Gittis and Rosario Bifulco, who left the Board in November 2003. Eric M. Turner and Joseph R. Wright, Jr. were appointed to the Committee following the resignations of Mr. Zakon, who is not standing for re-election at the meeting, and Mr. O'Brien, in July 2004 and August 2004, respectively.

No member of this Committee is or has been an officer or employee of the Company or a subsidiary of the Company or had any relationship or transaction with the Company requiring disclosure under this item. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Committee's responsibilities include approving awards under the Company's incentive compensation and stock option plans, approving the compensation of the Company's executives and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans and new executive compensation plans. The Committee is comprised of three members of the Board of Directors who are not officers or employees of the Company. The Committee engages an outside compensation consultant for insight and advice on matters related to executive compensation.

Compensation Components and Philosophy

The principal components of the Company's compensation program consist of base salaries, performance-based bonuses and stock options. The Company's compensation program is designed to provide executives with compensation that is competitive with other companies, reward executives based on Company and individual performance and to align management and stockholder interests by providing incentive compensation through stock option awards and performance-based bonuses.

The Compensation Committee believes that executive performance significantly influences Company performance. Therefore, the executive compensation program is guided by the principle that executives should have the potential for increased earnings when performance objectives are exceeded, provided there is appropriate downside risk if performance targets are not met.

Executive Officer Compensation

Base salaries for the Company's executives other than the Chief Executive Officer, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer and other senior managers and reviewed on an annual basis in conjunction with the Company's budget for the upcoming fiscal year, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the executive and the length of the executive's service.

The Company's management incentive compensation program (the "MICP") provides annual bonus opportunities for the Company's key executive personnel based on three criteria: (1) the Company's overall financial performance relative to the budget for a given fiscal year as approved by the Board of Directors, (2) the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and (3) a qualitative assessment by the Committee of individual performance not directly measurable by financial results pursuant to recommendations made by the Chief Executive Officer and other senior managers in the Company. The purpose of the MICP is to reward employees who have made significant contributions to the Company's achievement of its objectives and to provide an incentive for further contributions. The financial performance of the Company and its business units are principally measured under the MICP by the attainment of "EBITDA" (Earnings Before Interest, Taxes, Depreciation and Amortization) targets established for the year. If the financial performance targets are met or exceeded, participants will be eligible to receive year-end cash bonuses based on a percentage of their base salaries, subject to adjustment by the Committee after consideration of various objective and subjective factors. Potential payments under the MICP during fiscal 2003 ranged from 25% to 50% of base salary for participants other than the Chief Executive Officer, with each of Messrs. Martin E. Schloss, William J. Huntley, Cliff O. Bickell and Richard M. Weil having the opportunity to earn a bonus in an amount equal to 50% of base salary.

In awarding bonuses for fiscal 2003, the Company considered the achievement by the Company and its business units of financial performance targets as well as various strategic objectives during the fiscal year, including the following:

•	The acquisition of IGT Online Entertainment Systems, Inc. established Scientific Games as the second largest on-line lottery systems provider in the industry, picking up seven North American on-line lottery contracts, six VLT service contracts and important intellectual property.

•	The acquisition of MDI Entertainment, Inc., with its portfolio of licensed properties and entertainment-based promotions, significantly expanded the offerings of lottery products and services to the instant ticket customers of Scientific Games and allows us to sell products to competitors' customers outside of the traditional lottery procurement cycle.

•	The relocation of the racing business to the lottery facility in Alpharetta, Georgia and the re-branding of the business to Scientific Games Racing, which are intended to provide cost savings and achieve operational and technological synergies.

•	The award of contracts for two lottery start-ups -- an instant ticket and cooperative services contract for the new Tennessee lottery and on-line contract for the start-up of the North Dakota on-line lottery.

•	The achievements in product development reflected by the introduction of the new QuantumTM pari-mutuel central system and LC3TM which is the first electronic lottery game card.

While base salary and the annual incentive compensation components are tied to employee responsibility and the Company's financial performance and progress in achieving strategic goals, the purpose of stock option grants is to align stockholder and employee interests by providing a component of compensation tied directly to the performance of the Company's stock price. Executive personnel have the opportunity to receive annual grants of stock options under the MICP based on a formula approved by the Committee. The number of shares subject to options granted under the MICP for fiscal 2003 represented approximately 15% of the executives' cash bonus potential for the fiscal year, subject to upward adjustment or downward adjustment based on an evaluation of management.

CEO Compensation

Mr. A. Lorne Weil received a base salary of approximately $790,958 for 2003 under the terms of his employment agreement dated February 28, 2003, which provides for an increase in his base salary to $1 million on January 1, 2005 and further increases on each January 1 thereafter during the term for inflation based on the increase, if any, in the Consumer Price Index for the Greater New York area during the preceding twelve months. Mr. Weil's agreement provided him with the opportunity to earn $1 million as incentive compensation for 2003 pursuant to the terms of the Company's MICP. Mr. Weil received his maximum incentive award as a result of the Company and Mr. Weil having achieved the financial and performance objectives referred to above. In addition, the Committee approved performance accelerated stock option grants covering 1 million shares to Mr. Weil and a grant of approximately 50,000 shares of restricted stock in connection with the amendment of Mr. Weil's employment agreement, which extended the term of employment by three years to December 31, 2007. The restrictions on these grants will lapse on an accelerated basis on the third anniversary of the grant date due to the achievement of the stock price performance goals established under the agreements. (For additional information relating to Mr. Weil's employment agreement, see "Employment Agreements" above.)

Deductibility of Executive Compensation

The Company expects that the compensation paid to executive officers during fiscal 2003 will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes will satisfy the requirements of Section 162(m).

Dated: April 2004	Compensation Committee (Fiscal 2003)
Alan J. Zakon, Chairman Howard Gittis Colin J. O'Brien

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return over the sixty-two month period from October 31, 1998 through December 31, 2003 on (a) our common stock, (b) the Nasdaq National Market ("Nasdaq"), on which our shares of common stock are traded and (c) a peer group index of companies that provide services similar to ours, consisting of International Lottery and Totalisator Systems, Inc., Churchill Downs, Inc. and GTECH Holdings Corp. (the "Peer Group Index"). We elected to use a peer group index rather than a published industry or line-of-business index because we are not aware of any such published index of companies which, in terms of their businesses, are as comparable to us as those included in the peer group index. The peer group companies have been weighted based upon their relative market capitalization each year. The graph assumes that $100 was invested on October 31, 1998 in our common stock, the Nasdaq and the Peer Group Index and that all dividends were reinvested. We changed our fiscal year-end from an October 31 year-end to a calendar year-end, beginning with the year ended December 31, 2001, so that the measurement period for the performance graph covers the fiscal years ended October 31, 1999 and 2000, the two-month transition period ended December 31, 2000, and the fiscal years ended December 31, 2001, 2002 and 2003.

COMPARISON OF SIXTY-TWO MONTH CUMULATIVE TOTAL RETURN
FOR THE PERIOD BEGINNING ON OCTOBER 31, 1998 AND
ENDING ON DECEMBER 31, 2003

	10/98	10/99	10/00	12/00	12/01	12/02	12/03
Scientific Games Corporation	$100.00	$157.69	$190.77	$181.54	$538.46	$446.77	$1044.31
Nasdaq Stock Market	$100.00	$140.85	$170.38	$127.67	$70.42	$64.84	$91.16
Peer Group Index	$100.00	$81.81	$75.48	$86.83	$162.11	$191.08	$303.53

Change of Accountants in 2003

Effective May 20, 2003, we engaged Deloitte & Touche LLP to serve as independents accountants and dismissed KPMG LLP, which had served as independent accountants since 1984. The decision to change accountants was made by the Audit Committee.

KPMG LLP's reports on our financial statements for each of the fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP's audit report included in our Form 10-K filed on March 24, 2003 contained a separate paragraph stating that we had adopted the provisions of Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

During the fiscal years ended December 31, 2001 and 2002 and the interim period between December 31, 2002 and May 20, 2003, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the firm's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its audit reports for such years, nor did any of the events described in Item 304(a)(1)(v) of Regulation S-K occur during such periods.

During the fiscal years ended December 31, 2001 and 2002 and the interim period between December 31, 2002 and May 20, 2003, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or with respect to the type of audit opinion that might be rendered on our financial statements or any other matters or events listed in Item 304(a)(2)(i) or (ii) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's accounting, auditing and financial reporting processes. The Committee acts under a charter, a copy of which is attached as Appendix A to this Proxy Statement.

As part of its oversight responsibilities, the Committee reviewed and discussed the Company's financial statements for the fiscal year ended December 31, 2003 with management and Deloitte & Touche LLP, the independent accountants for the Company for the fiscal year. The Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence from the Company. The Committee also considered whether the tax consulting services and other non-audit services provided during 2003 by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Based on these reviews and discussions and in reliance thereon, the Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Dated: August 2004	Audit Committee (Fiscal 2003) Colin J. O'Brien, Chairman Barry F. Schwartz Eric M. Turner Sir Brian G. Wolfson

Fees Paid to Independent Accountants for 2003 and 2002

Deloitte & Touche LLP replaced KPMG LLP as independent accountants beginning with the fiscal year ended December 31, 2003. The amounts shown below for "2003 Fees" represent the fees billed by Deloitte & Touche LLP for professional services rendered in respect of the fiscal year ended December 31, 2003; and the amounts shown below for "2002 Fees" represent the amounts billed by KPMG LLP for professional services rendered in respect of the fiscal year ended December 31, 2002.

	2003 Fees	2002 Fees
Audit Fees:	$845,000	$840,000
Audit Related Fees:	$545,000	$354,000
Tax Fees:	$277,000	$335,000
All Other Fees:	0	0

The Audit Fees listed above were billed in connection with the audit of our financial statements for the fiscal year and the review of the financial statements included in our quarterly reports on Forms 10-Q for the fiscal year. The amount for 2002 includes $75,000 billed in connection with the restatement of the 2002 annual report filed on August 14, 2003. The Audit Related Fees listed above were billed for accounting consultations and audits in connection with acquisitions and in connection with filings with the Securities and Exchange Commission. The Tax Fees listed above were billed for tax compliance, planning and advice, including with respect to proposed and consummated acquisitions and the integration of recently acquired businesses.

Pre-Approval Policy for Services Performed by Independent Accountant

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent accountant. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent accountant.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent accountant provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP as independent accountants for the fiscal year ending December 31, 2004 and stockholders are being asked to ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of the independent accountants requires the affirmative vote of a majority of the votes entitled to be cast in person or by proxy at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL

ANNUAL REPORT ON FORM 10-K

The audited financial statements for our fiscal year ended December 31, 2003 and certain other financial and business information are contained in the Annual Report to Stockholders which accompanies this Proxy Statement. Stockholders may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 without charge by contacting Lisa Lettieri, Director of Corporate Communications, Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022 (telephone: 212-754-2233; e-mail: invrel@scientificgames.com). Stockholders can also access the Form 10-K through our website at www.scientificgames.com.

OTHER MATTERS

We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies at a fee of $4,000 plus reimbursement of reasonable out-of-pocket costs and expenses.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, not later than May 5, 2005. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under Exchange Act, we must receive notice of such proposal at the address given above by July 19, 2005, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in its proxy materials.

The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year's annual meeting. If the Board changes the date of next year's annual meeting by more than

30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, by any means reasonably calculated to inform the stockholders.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors MARTIN E. SCHLOSS Vice President, General Counsel and Secretary

Dated: September 2, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

I.    Purpose

The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Scientific Games Corporation (the "Company") is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the Company's accounting, auditing, and financial reporting processes; (ii) the integrity of the Company's financial statements; (iii) the Company's internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment, and evaluation of the qualifications and independence, of the Company's independent auditors.

II.    Membership and Organization

The Committee shall be comprised of three or more members of the Board, each of whom shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. ("Nasdaq") and the Securities and Exchange Commission (the "SEC"). At least one member of the Committee shall meet the requirements of Rule 4350(d)(2)(A)(i) of the Nasdaq Marketplace Rules and, unless the Board shall otherwise determine, shall also be an "Audit Committee Financial Expert", as defined by SEC regulations. Each member shall be free from any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The Board must determine that each member of the Committee: (i) qualifies as an "independent director" under Rule 4200 of the Nasdaq Marketplace Rules, unless the Board determines that an exemption to such qualification is available under Nasdaq Rule 4350(d)(2)(B), (ii) meets the "independence" requirements under Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") and (iii) satisfies the other requirements of Rule 4350(d)(2) of the Nasdaq Marketplace Rules.

The members of the Committee and the Chairman of the Committee shall be appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee of the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

The Committee shall meet at least four times annually, or more frequently as the Committee may determine. Members of management, the Company's independent auditors and others shall attend meetings to provide pertinent information, as necessary. As part of its goal of fostering open communication, during its regularly scheduled meetings the Committee shall meet in separate executive sessions with management and with the independent auditors to discuss any matters that the Committee or any of these groups believes should be discussed privately. The Chairman of the Committee shall report to the Board regularly regarding the Committee's activities and actions, including at the first Board meeting following any Committee meeting.

The Chairman or, in the event of his absence from any meeting, another member of the Committee designated by vote of the members in attendance at such meeting, will chair all meetings of the Committee and set the agendas for such meetings. Any other member of the Committee shall have the right to submit items to be included on the agenda for any Committee meeting.

The Committee shall keep regular minutes of its meetings and report the same to the Board from time to time and upon request.

III.    Duties and Responsibilities

The Committee shall have and may exercise the following responsibilities and duties:

Independent Auditors – Appointment and Oversight

1.	The Committee shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the Company's independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The independent auditors shall report directly to the Committee.

2.	The Committee shall approve in advance all auditing services (including comfort letters and statutory audits) performed by the independent auditors. The Committee shall approve in advance all non-audit services performed by the independent auditors as permitted under Section 10A of the Exchange Act. The Committee may delegate to one or more members the authority to grant pre-approvals required by this section, in which case the decision of such member or members shall be presented to the Committee at the next scheduled meeting of the Committee. All approvals shall be in accordance with the Committee's Auditor Pre-Approval Policy, as amended from time to time.

3.	The Committee shall annually review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate their continued independence. In this regard, the Committee shall (i) review on an annual basis a written statement from the independent auditors (consistent with Independent Standards Board Standard No. 1) that discloses all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) discuss with the independent auditors any disclosed relationships or services that may impact their objectivity and independence; and (iii) satisfy itself as to the independence of the independent auditors.

4.	The Committee shall annually obtain and review a report by the independent auditors describing: (i) the independent auditors' internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with such issues.

5.	The Committee shall confirm compliance by the independent auditors with laws and regulations relating to audit partner rotation.

6.	The Committee shall obtain, review and discuss quarterly reports from the independent auditors to the Committee with respect to critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosure and treatments, and the treatment preferred by the independent auditors and the impact of each on the quality and reliability of the Company's financial reporting, and other material communications with management, such as any management letter or schedule of unadjusted differences. All material communications shall be promptly provided to each member of the Committee.

7.	The Committee shall review with the independent auditors and management the scope of the proposed audit plan for the current year, and at the conclusion thereof review such audit and any comments and recommendations of the independent auditors.

8.	The Committee shall discuss with management and the independent auditors any accounting adjustments that were noted or proposed by the independent auditors but not adopted or reflected.

9.	The Committee shall regularly review with the independent auditors any audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditors' activities or access to requested information and any significant disagreements with management and management's response thereto.

10.	The Committee shall annually review the qualifications, performance and independence of the independent auditors and the senior members of the independents auditors' audit engagement team.

11.	The Committee shall annually prepare the report required by the proxy rules promulgated by the SEC to be included in the Company's annual proxy statement.

Financial Statements

12.	The Committee shall review and discuss with management and the independent auditors the Company's annual audited financial statements and the Company's quarterly financial statements (including disclosures made in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" portion thereof) prior to issuance or filing.

13.	The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14.	The Committee shall recommend to the Board, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report on Form 10-K for filing with the SEC.

Accounting and Financial Reporting Processes and Risk Assessment

15.	The Committee shall periodically discuss with the independent auditors, without management being present, their judgments about the quality, appropriateness and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and the completeness and accuracy of the Company's financial statements.

16.	The Committee shall review with management and the independent auditors any legal, regulatory or compliance matters that could have a significant impact on the Company's financial statements, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Standards Board, the SEC or other regulatory authorities.

17.	The Committee shall discuss generally the types of information to be disclosed and the presentation to be made in press releases regarding the Company's earnings, including the use of non-GAAP financial data, and in financial information and earnings guidance (if any) otherwise publicly announced or given to ratings agencies or other third parties.

18.	The Committee shall review with management and, if necessary, the independent auditors and Company counsel, press releases announcing quarterly and annual financial results and other financial reporting information prior to their release.

19.	The Committee shall review any off-balance sheet transactions, arrangements and obligations (including contingent obligations) and any other relationships of the Company with unconsolidated entities that may have a current or future effect on the Company's financial statements.

20.	The Committee shall review and discuss with management, and to the extent the Committee deems necessary or appropriate, the independent auditors, the Company's disclosure controls and procedures that are designed to ensure that the reports the Company files with the SEC comply with the SEC's rules and forms.

21.	The Committee shall review the Company's major financial risk exposures, the Company's system of internal controls and policies relating to risk assessment and management and the steps management has taken to monitor and control such exposures.

Internal Controls

22.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	The Committee shall review the reports of the Chief Executive Officer and Chief Financial Officer (in connection with their required certifications for the Company's filings with the SEC) regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company's internal controls.

Other

24.	The Committee shall take steps to ensure that the Company shall not hire any person to perform a financial reporting oversight role who has provided more than ten hours of audit, review or attest services as part of the independent auditors' audit engagement team within the past year. A financial reporting oversight role refers to a role in which an individual has direct responsibility for or oversight of those who prepare the Company's financial statements and related information which will be included in the Company's filings with the SEC, and also includes members of the Board who may have significant interaction with the independent auditors' audit engagement team.

25.	The Committee shall, prior to the Company entering into any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC (such transaction being a "Related Party Transaction"), review and approve such transaction and recommend to the Board that it approve such transaction; however, the Company may only enter into a Related Party Transaction approved by the Committee if the Board also approves such transaction. The Committee shall report to the Board any proposed Related Party Transaction that it does not approve. The Committee shall also review and report to the Board any questions of possible conflict of interest involving Board members, members of senior management or their immediate families.

26.	The Committee shall oversee the Company's internal audit function, including (i) the appointment, replacement, dismissal and compensation of the Company's senior most internal auditor and (ii) reviewing the internal audit department's staffing, budget and responsibilities.

27.	The Committee shall annually review and evaluate the performance of the Committee, including compliance by the Committee with this Charter.

28.	The Committee shall annually review and assess the adequacy of this Charter and submit any proposed changes to the Board for approval.

29.	The Committee shall perform any other activities consistent with this Charter, and the Company's Bylaws and Certificate of Incorporation, as the Committee may deem necessary or appropriate for the fulfillment of its responsibilities under this Charter or as required by applicable law or regulation, or as may be determined by the Board.

IV.    Committee Resources and Advisors

The Committee shall have the authority to retain, at the expense of the Company, such independent legal and other advisors as it shall deem necessary to carry out its duties, without Board or management approval.

The Committee members will be provided with continuing education opportunities in financial reporting and other areas relevant to the Committee.

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors engaged by the Committee as provided above; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

V.    Limitation of Committee's Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

                          SCIENTIFIC GAMES CORPORATION

           750 LEXINGTON AVENUE, 25TH FLOOR, NEW YORK, NEW YORK 10022
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 28, 2004

     The undersigned hereby appoints Martin E. Scholoss and DeWayne E. Laird, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games
Corporation to be held at the Metropolitan Club, 1 East 60th Street, New York,
New York at 10:00 a.m., on Tuesday, September 28, 2004, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       ANNUAL MEETING OF STOCKHOLDERS OF

                          SCIENTIFIC GAMES CORPORATION

                               SEPTEMBER 28, 2004

                        -------------------------------

                           PROXY VOTING INSTRUCTIONS

                        -------------------------------

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.

                  - or -
                                                       ------------------------
TELEPHONE - Call toll-free 1-800-PROXIES                COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone         ----------------  ------
and follow the instructions. Have your proxy card       ACCOUNT NUMBER
available when you call.                               ----------------  ------

                  - or -                               ------------------------

INTERNET - Access "www.voteproxy.com" and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

     Please detach along perforated line and mail in the envelope provided
              IF you are not voting via telephone or the Internet.

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
  AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
     ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

 1.  Election of Directors:

                                        NOMINEES:
 [ ] FOR ALL NOMINEES                   A. Lorne Weil
                                        Peter A. Cohen
 [ ] WITHHOLD AUTHORITY                 Colin J. O'Brien
     FROM ALL NOMINEES                  Ronald O. Perelman
                                        Howard Gittis
 [ ] FOR ALL EXCEPT                     Barry F. Schwartz
     (See instruction below)            Eric M. Turner
                                        Sir Brian G. Wolfson
                                        Joseph R. Wright, Jr.

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark
              "FOR ALL EXCEPT" and write the name(s) of any such nominee(s) in the space provided below:

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                                                       FOR   AGAINST   ABSTAIN
 2.  Ratification of Deloitte & Touche LLP as          [ ]     [ ]       [ ]
     independent accountants of the Company for
     the fiscal year ending December 31, 2004.

3.   On such other matters as may properly come
     before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1,
FOR PROPOSAL 2, AND, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR
AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

             Please check if you plan to attend the meeting.  [ ]

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To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be
submitted via this method.                                                  [ ]
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Signature of Stockholder_______________________________  Date:__________________

Signature of Stockholder_______________________________  Date:__________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.